Exhibit 99.1

United Parks & Resorts Inc. Reports Third Quarter and First Nine Months 2024 Results

ORLANDO, FL, November 7, 2024 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2024.

Third Quarter 2024 Highlights

•
Attendance was 7.0 million guests, a decrease of approximately 0.1 million guests or 1.4% from the third quarter of 2023.
•
Total revenue was $545.9 million, a decrease of $2.3 million or 0.4% from the third quarter of 2023.
•
Net income was $119.7 million, a decrease of $3.9 million or 3.1% from the third quarter of 2023.
•
Adjusted EBITDA[1] was $258.4 million, a decrease of $8.0 million or 3.0% from the third quarter of 2023.
•
Total revenue per capita[2] increased 1.0% to $77.66 from the third quarter of 2023. Admission per capita[2] increased 0.5% to $42.24 while in-park per capita spending[2] increased 1.6% to a record $35.42 from the third quarter of 2023.

First Nine Months 2024 Highlights

•
Attendance was 16.7 million guests, an increase of 20 thousand guests or 0.1% from the first nine months of 2023.
•
Total revenue was a record $1,340.9 million, an increase of $3.3 million or 0.2% from the first nine months of 2023.
•
Net income was $199.6 million, an increase of $5.5 million or 2.8% from the first nine months of 2023.
•
Adjusted EBITDA[1] was $555.7 million, a decrease of $7.3 million or 1.3% from the first nine months of 2023.
•
Total revenue per capita[2] increased 0.1% to $80.46 from the first nine months of 2023. Admission per capita decreased 1.0% to $43.61, while in-park per capita spending increased 1.5% to a record $36.85 from the first nine months of 2023.

Other Highlights

•
During the third quarter, we increased our revolving credit facility from $390 million to $700 million and, amongst other changes, lowered the cost of funds by 50 basis points.
•
During the third quarter, the Company repurchased 4.1 million shares for an aggregate total of approximately $211.7 million, leaving approximately $74.9 million remaining under the Share Repurchase Program as of September 30, 2024. Subsequent to September 30, 2024 through November 6, 2024, the Company has repurchased an additional approximately 0.8 million shares for an aggregate total of approximately $37.7 million.
•
During the third quarter of 2024, the Company came to the aid of 132 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

“We are pleased to report another quarter of solid financial results, said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc. “Third quarter results were impacted by both a negative calendar shift and meaningfully worse weather, including Hurricane Debby in August and Hurricane Helene in September. The combined impact of the calendar shift and the meaningfully worse weather was approximately 320,000 guests, adjusting for these impacts, attendance would have increased approximately 3% compared to the prior year quarter, as we continue to see strong demand for our parks during normalized operating conditions and we are growing total revenue per capita. Our investments and strategies related to our in-park revenue areas continue to pay off as we again delivered record in-park per capita spending during the quarter which makes for 17 of the last 18 quarters of growth.”

“During the quarter we strengthened our balance sheet and liquidity position by increasing the size of our revolving credit facility and decreasing its cost. We also continued to take advantage of our significant free cash flow generation and follow through on our commitment to return excess capital to shareholders by opportunistically and aggressively buying back our shares at extremely depressed and highly attractive prices – we repurchased approximately 4.9 million shares, or more than 8% of our total outstanding shares, since the end of June through November 6th. Year to date, we have repurchased approximately 9.4 million shares or approximately 15% of our total outstanding shares,” continued Swanson.

"Last week, we wrapped up another busy Halloween season at our parks featuring our award-winning Halloween events. Excluding our Tampa park, we again realized record breaking attendance for our increasingly popular Howl-O-Scream event across our parks. October results were significantly impacted by Hurricane Milton which resulted in 14 operating day closures in our Florida market and an extended impact at our Tampa parks as that market recovered from the impact of the storm. Attendance trends over the past three week period, post the impact of Hurricane Milton, have been strong with attendance up approximately 8% on a day-to-day basis through November 3rd. In the coming weeks, we will begin our award-winning Christmas events at our SeaWorld, Busch Gardens and Sesame parks. We believe our Christmas events this year will be our best ever – featuring our popular rides, attractions and exhibits and with new and exciting events, specialty food and beverage offerings and holiday shopping for guests of all ages. I want to thank our ambassadors for their dedication and efforts during our busy summer season and as well during our Halloween events and upcoming Christmas events," continued Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

"As we look out into 2025, we are extremely pleased with what we are seeing in our forward demand indicators – 2025 intended date ticket sales, group bookings and Discovery Cove bookings are all trending up double-digit percentages ahead of prior year. We also recently launched our new and improved premium pass program which features our best benefits ever and we have seen strong sales since launch – with sales up over 10% to date. Our results year to date continue to demonstrate the strength and resiliency of our business model and the increased demand for our parks and our unique and differentiated offerings. While we are encouraged by the pay offs we are seeing from our investments and initiatives across our enterprise, we know we have a lot more work to do. As we wrap up planning for our 2025 season and beyond, we are confident in our ability to take advantage of the clear and significant opportunities we have to improve our operations, grow our footprint, further monetize our highly valuable assets and brands and deliver meaningful increases in revenue, profitability and shareholder value,” concluded Swanson.

The Company has announced its line-up of new rides, attractions, events and upgrades for 2025. This line-up includes:

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An immersive flying experience taking guests on a breathtaking journey to the top of the world as this revolutionary attraction invites thrill-seekers and families alike to soar through the skies over the arctic and dive into the icy depths like never before at SeaWorld Orlando.
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Wild Oasis, an all-new realm featuring the sights and sounds of the rainforest, the rush of a newly reimagined drop tower featuring state-of-the-art digital and sound effects, an interactive water-play wonderland, a multi-level climbing canopy and an all-new, multi-species animal habitat for up-close encounters with some of the world's most fascinating animals at Busch Gardens Tampa Bay.
•
Rescue Jr., an all-new kid friendly realm featuring animal rescue-themed rides, a water play area and so much more at SeaWorld San Antonio
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The Big Bad Wolf: The Wolf's Revenge, North America's longest family inverted coaster delivering a highly immersive and thematic experience, where families are swept into a world of unparalleled excitement at Busch Gardens Williamsburg.
•
Jewels of the Sea: the Jellyfish Experience attraction offers an immersive and interactive view into the mysterious underwater world of glowing and graceful jellyfish at SeaWorld San Diego. Also, Journey to Atlantis, SeaWorld San Diego's first coaster will be reinvented, paying tribute to the original beloved version while adding new elements to create a more exciting and immersive experience than ever before.

Third Quarter 2024 Results

In the third quarter of 2024, the Company hosted approximately 7.0 million guests, generated total revenues of $545.9 million, net income of $119.7 million and Adjusted EBITDA of $258.4 million. Attendance decreased approximately 100,000 guests when compared to the third quarter of 2023. The decrease in attendance was primarily due to a negative calendar shift and meaningfully worse weather, including related to Hurricanes Debby and Helene, during peak visitation periods compared to the prior year quarter.

The decrease in total revenue of $2.3 million compared to the third quarter of 2023 was primarily a result of a decrease in attendance, partially offset by an increase in total revenue per capita. Total revenue per capita increased due to an increase in admissions per capita and an increase in in-park per capita spending. Admission per capita increased primarily due to the net impact of the park mix, partially offset by lower pricing on certain promotional admission products when compared to the prior year quarter. In-park per capita spending improved primarily due to pricing initiatives when compared to the third quarter of 2023.

	Three Months Ended September 30,		Change
	2024	2023	%
(In millions, except per share and per capita amounts)
Total revenues	$545.9	$548.2	(0.4%)
Net income	$119.7	$123.6	(3.1%)
Earnings per share, diluted	$2.08	$1.92	8.3%
Adjusted EBITDA	$258.4	$266.4	(3.0%)
Net cash provided by operating activities	$123.0	$163.6	(24.8%)
Attendance	7.0	7.1	(1.4%)
Total revenue per capita	$77.66	$76.90	1.0%
Admission per capita	$42.24	$42.05	0.5%
In-Park per capita spending	$35.42	$34.85	1.6%

First Nine Months 2024 Results

In the first nine months of 2024, the Company hosted approximately 16.7 million guests, generated total revenues of $1,340.9 million, net income of $199.6 million and Adjusted EBITDA of $555.7 million. Attendance increased approximately 20,000 guests when compared to the first nine months of 2023. The increase in attendance was primarily due to an increase in demand, partially offset by the impact of significantly worse weather and hurricanes, particularly at our Florida parks, including during peak visitation periods compared to the first nine months of 2023.

The increase in total revenue of $3.3 million compared to the first nine months of 2023 was primarily a result of an increase in total revenue per capita and an increase in attendance. Total revenue per capita increased due to an increase in in-park per capita spending, partially offset by a decrease in admissions per capita. Admission per capita decreased primarily due to lower pricing on certain promotional admission products when compared to the first nine months of 2023. In-park per capita spending improved primarily due to pricing initiatives when compared to the first nine months of 2023.

	Nine Months Ended September 30,		Change
	2024	2023	%
(In millions, except per share and per capita amounts)
Total revenues	$1,340.9	$1,337.6	0.2%
Net income	$199.6	$194.1	2.8%
Earnings per share, diluted	$3.24	$3.01	7.6%
Adjusted EBITDA	$555.7	$563.1	(1.3%)
Net cash provided by operating activities	$367.7	$398.5	(7.7%)
Attendance	16.7	16.6	0.1%
Total revenue per capita	$80.46	$80.36	0.1%
Admission per capita	$43.61	$44.07	(1.0%)
In-Park per capita spending	$36.85	$36.29	1.5%

Balance Sheet

During the third quarter, the Company increased the size of its revolving credit facility from $390 million to $700 million and, amongst other changes, lowered the cost of funds by 50 basis points. As of September 30, 2024, the Company had total available liquidity of approximately $759 million and a net leverage ratio of 2.98x.

Share Repurchases

During the third quarter, the Company repurchased 4.1 million shares for an aggregate total of approximately $211.7 million, leaving approximately $74.9 million remaining under the Share Repurchase Program as of September 30, 2024. Subsequent to September 30, 2024 through November 6, 2024, the Company has repurchased an additional approximately 0.8 million shares for an aggregate total of approximately $37.7 million.

Rescue Efforts

In the third quarter of 2024, the Company came to the aid of 132 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, November 7, 2024, at 9 a.m. Eastern Time to discuss its third quarter and first nine months of fiscal 2024 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 7, 2024, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 7, 2024, through 11:59 p.m. Eastern Time on November 14, 2024, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 7817716.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 41,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond the Company's control adversely affecting attendance and guest spending at the Company's theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company's decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company's theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company's revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company's websites and/or information technology systems; cyber security risks to us or the Company's third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company's employees and the Company's guests at attractions at the Company's theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to grow the Company's business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on the Company's business and the economy in general; adverse litigation judgments or settlements; inability to protect the Company's intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company's debt agreements limiting flexibility in operating the Company's business; inability to retain the Company's current credit ratings; the Company's leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company's business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes or declines in the Company's stock price, as well as the risk that securities analysts could downgrade the Company's stock or the Company's sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Nicole Bott

United Parks & Resorts Inc.

Nicole.Bott@unitedparks.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2024	2023	$	%	2024	2023	$	%
Net revenues:
Admissions	$296,954	$299,785	$(2,831)	(0.9%)	$726,766	$733,542	$(6,776)	(0.9%)
Food, merchandise and other	248,947	248,462	485	0.2%	614,151	604,080	10,071	1.7%
Total revenues	545,901	548,247	(2,346)	(0.4%)	1,340,917	1,337,622	3,295	0.2%
Costs and expenses:
Cost of food, merchandise and other revenues	40,629	40,431	198	0.5%	102,321	101,862	459	0.5%
Operating expenses (exclusive of depreciation and amortization shown separately below)	207,336	205,808	1,528	0.7%	562,418	574,210	(11,792)	(2.1%)
Selling, general and administrative expenses	55,361	59,705	(4,344)	(7.3%)	167,026	176,152	(9,126)	(5.2%)
Severance and other separation costs (a)	(12)	(139)	127	91.4%	577	521	56	10.7%
Depreciation and amortization	41,577	39,171	2,406	6.1%	121,040	114,396	6,644	5.8%
Total costs and expenses	344,891	344,976	(85)	(0.0%)	953,382	967,141	(13,759)	(1.4%)
Operating income	201,010	203,271	(2,261)	(1.1%)	387,535	370,481	17,054	4.6%
Other expense (income), net	54	(21)	75	NM	87	20	67	NM
Interest expense	39,682	37,052	2,630	7.1%	117,845	110,407	7,438	6.7%
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts (b)	—	—	—	NM	2,452	—	2,452	NM
Income before income taxes	161,274	166,240	(4,966)	(3.0%)	267,151	260,054	7,097	2.7%
Provision for income taxes	41,597	42,685	(1,088)	(2.5%)	67,551	65,911	1,640	2.5%
Net income	$119,677	$123,555	$(3,878)	(3.1%)	$199,600	$194,143	$5,457	2.8%
Earnings per share:
Earnings per share, basic	$2.09	$1.93			$3.27	$3.04
Earnings per share, diluted	$2.08	$1.92			$3.24	$3.01

Weighted average common shares outstanding:
Basic	57,292	63,954			61,052	63,955
Diluted (c)	57,663	64,319			61,532	64,425

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change	Last Twelve Months Ended September 30,
	2024	2023	#	2024	2023	#	2024
Net income	$119,677	$123,555	$(3,878)	$199,600	$194,143	$5,457	$239,653
Provision for income taxes	41,597	42,685	(1,088)	67,551	65,911	1,640	80,551
Interest expense	39,682	37,052	2,630	117,845	110,407	7,438	154,104
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts	—	—	—	2,452	—	2,452	2,452
Depreciation and amortization	41,577	39,171	2,406	121,040	114,396	6,644	160,852
Equity-based compensation expense (d)	3,208	4,644	(1,436)	10,478	13,715	(3,237)	14,724
Loss on impairment or disposal of assets and certain non-cash expenses (e)	4,850	8,723	(3,873)	12,733	22,985	(10,252)	21,384
Business optimization, development and strategic initiative costs (f)	5,655	6,662	(1,007)	13,309	28,191	(14,882)	19,021
Certain investment costs and other taxes (g)	(564)	1,147	(1,711)	3,575	1,309	2,266	3,977
COVID-19 related incremental costs (h)	662	1,092	(430)	2,523	8,760	(6,237)	2,839
Other adjusting items (i)	2,069	1,666	403	4,614	3,239	1,375	6,598
Adjusted EBITDA (j)	$258,413	$266,397	$(7,984)	$555,720	$563,056	$(7,336)	$706,155
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							20,700
Other adjustments as defined in the Debt Agreements (l)							7,864
Covenant Adjusted EBITDA (m)							$734,719

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change
	2024	2023	#	2024	2023	#
Net cash provided by operating activities	$122,998	$163,556	$(40,558)	$367,671	$398,457	$(30,786)
Capital expenditures	55,393	88,631	(33,238)	222,207	234,218	(12,011)
Free Cash Flow (n)	$67,605	$74,925	$(7,320)	$145,464	$164,239	$(18,775)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2024	As of December 31, 2023
Cash and cash equivalents	$76,835	$246,922
Total assets	$2,579,639	$2,625,046
Deferred revenue	$155,724	$155,614
Long-term debt, including current maturities:
Term B-2 Loans	$1,542,298	$—
Term B Loans	—	1,173,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	—	227,500
Total long-term debt, including current maturities	$2,267,298	$2,125,500
Total stockholders’ deficit	$(455,858)	$(208,216)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2024	2023	$	%
Capital Expenditures:
Core (o)	$155,384	$179,776	$(24,392)	(13.6%)
Expansion/ROI projects (p)	66,823	54,442	12,381	22.7%
Capital expenditures, total	$222,207	$234,218	$(12,011)	(5.1%)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2024	2023	#	%	2024	2023	#	%
Attendance	7,029	7,129	(100)	(1.4%)	16,666	16,646	20	0.1%
Total revenue per capita (q)	$77.66	$76.90	$0.76	1.0%	$80.46	$80.36	$0.10	0.1%
Admission per capita (r)	$42.24	$42.05	$0.19	0.5%	$43.61	$44.07	$(0.46)	(1.0%)
In-Park per capita spending (s)	$35.42	$34.85	$0.57	1.6%	$36.85	$36.29	$0.56	1.5%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of debt issuance costs and discounts associated with the refinancing transactions.

(c) During the three and nine months ended September 30, 2024, there were approximately 482,000 and 503,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2023, there were approximately 491,000 and 424,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(e) Reflects primarily non-cash self-insurance reserve adjustments of: (i) approximately $4.1 million for the three months ended September 30, 2024; (ii) approximately $8.7 million for the nine and twelve months ended September 30, 2024; and (iii) approximately $4.8 million and $11.8 million for the three and nine months ended September 30, 2023, respectively. Also includes non-cash expenses related to miscellaneous fixed asset disposals including asset write-offs and costs related to certain rides and equipment which were removed from service.

(f) For the three, nine, and twelve months ended September 30, 2024, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $4.4 million, $7.4 million, and $7.2 million, respectively, of third-party consulting costs and (ii) $1.3 million, $5.3 million, and $10.8 million, respectively, of other business optimization costs and strategic initiative costs. Reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.1 million and $17.1 million of third-party consulting costs for the three and nine months ended September 30, 2023, respectively, and (ii) $3.6 million and $9.7 million of other business optimization costs and strategic initiative costs for the three and nine months ended September 30, 2023, respectively.

(g) For the nine and twelve months ended September 30, 2024, primarily relates to expenses associated with a stockholders' agreement amendment proposal and a share repurchase proposal.

(h) Primarily reflects costs associated with nonrecurring contractual liabilities and certain legal matters related to the previously disclosed temporary COVID-19 park closures.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing the Company's Senior Secured Credit Facilities due to the unusual nature of the items.

(j)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss).

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.